As filed with the Securities and Exchange Commission on March 14, 2014
                                                                                                                                    Registration No.     333-42126
                                                                                                                                    Registration No.     333-45388
                                                                                                                                     Registration No.   333-179873

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-42126
Post-Effective Amendment No. 3 to Form S-3 Registration Statement No. 333-45388
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-179873

____________________

LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

____________________

Delaware (State or other jurisdiction of incorporation or organization)	33-0811062 (I.R.S. Employer Identification Number)
5887 Copley Drive San Diego, CA 92111 (858) 882-6000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
S. Douglas Hutcheson
Chief Executive Officer
c/o Leap Wireless International, Inc.
5887 Copley Drive
San Diego, California 92111
(858) 882-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Deregistration of Securities

These Post-Effective Amendments are being filed to deregister unsold securities of Leap Wireless International, Inc. (the “Registrant”) that were registered on the following Registration Statements on Form S-3 (collectively, the “Registration Statements”):
  Registration Statement No. 333-42126, pertaining to the registration of (i) up to 225,000 senior unit warrants issued in connection with the Registrant’s placement of 225,000 senior units, each senior unit consisting of one 12 ½% Senior Note due 2010 and one senior unit warrant to purchase up to an aggregate of 5.146 shares of common stock, par value $0.0001 per share (“Common Stock”), at an exercise price of $98.60 per share, subject to adjustment, and held by certain stockholders named therein (the “Selling Security Holders”), which may be resold from time to time by the Selling Security Holders at prices related to the prevailing market prices or at negotiated prices, (ii) up to 668,000 senior discount unit warrants issued in connection with the Registrant’s 668,000 senior discount units, each senior discount unit consisting of one 14 ½% Senior Discount Note due 2010 and one senior discount unit warrant to purchase up to an aggregate of 2.503 shares of Common Stock at an exercise price of $98.60 per share, subject to adjustment, and held by the Selling Security Holders, which may be resold from time to time by the Selling Security Holders at prices related to the prevailing market prices or at negotiated prices and (iii) up to 2,829,854 shares of Common Stock, issuable upon exercise of the senior unit warrants and the senior discount unit warrants;
  Registration Statement No. 333-45388, pertaining to the registration of an indeterminate number of debt securities, which may be consist of debentures notes or other types of debt; shares of preferred stock; shares of preferred stock represented by depositary shares; shares of Common Stock; warrants to purchase debt securities, preferred stock or Common Stock; rights to purchase shares of Common Stock; and units consisting of two or more of the foregoing senior or subordinated, with an aggregate initial offering price of up to $1,000,000,000, for the purpose of offering such securities from time to time at indeterminate prices; and
  Registration Statement No. 333-179873, pertaining to the registration of up to 23,533,869 shares of Common Stock, held by the security holders named therein, for the purpose of enabling such security holders to offer for resale such securities from time to time at fixed prices, prevailing market prices at the times of resale, prices related to the prevailing market prices, varying priced determined at times of sale or negotiated prices.
On July 12, 2013, the Registrant entered into the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant, AT&T Inc., a Delaware corporation (“Parent”), Laser, Inc., a Delaware corporation, and Mariner Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, on March 13, 2014, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities of the Registrant registered but unsold under the Registration Statements as of the date hereof:
  225,000 senior unit warrants, 668,000 discount unit warrants and 2,829,854 shares of Common Stock registered under Registration Statement No. 333-42126;
  Securities with an aggregate initial offering price of up to $984,999,835 registered under Registration Statement No. 333-45388; and
  23,533,869 shares of Common Stock registered under Registration Statement No. 333-179873.
The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on March 14, 2014.  No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

LEAP WIRELESS INTERNATIONAL, INC.

By: /s/ S. Douglas Hutcheson
Name: S. Douglas Hutcheson
Title: Chief Executive Officer